Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Actuate Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-113545, 333-104101, 333-84582, 333-62600, 333-56906, 333-33720, 333-73015, and 333-59959) on Form S-8 and in the registration statements (Nos. 333-67220 and 333-34410) on Form S-3 of Actuate Corporation of our report dated March 14, 2008, with respect to the consolidated balance sheets of Actuate Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Actuate Corporation.
Our report dated March 14, 2008 refers to accounting changes upon the adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, at the beginning of fiscal year 2007, and the adoption of Statement of Accounting Standards No. 123(R), Share-Based Payment, at the beginning of fiscal year 2006.
Our report dated March 14, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Actuate Corporation did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified related to the controls over the review of the income tax provision
/s/ KPMG LLP
Mountain View, California
May 16, 2008